Exhibit 99.1
For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       TECHNOLOGY RESEARCH CORPORATION COMPLETES ACQUISITION OF PATCO ELECTRONICS

CLEARWATER, FLORIDA, March 31, 2010 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), is pleased to announce that today it closed on the previously announced acquisition of Patco Electronics, Inc. (“Patco”).  TRC acquired 100% of the stock of Patco from its shareholders for $5.0 million in cash, approximately 675,000 shares of TRC common stock and contingent cash payments if certain revenue targets are met for either or both of the two years after the closing of the transaction. The cash portion of the purchase price was funded with cash on hand.

Patco, located in Titusville, Florida, designs and manufactures battery management tools for secondary or re-chargeable batteries in several battery chemistries, including lead acid and lithium ion.  Patco’s product solutions support customers in military, commercial and industrial sectors.  For the year ended December 31, 2009, Patco had revenue of approximately $6 million and net income of approximately $1.7 million.  The acquisition is expected to be accretive to TRC’s earnings per share in its fiscal year ending March 31, 2011.

Roger Boatman, President of Patco, will also serve as Chief Technology Officer for TRC and will take a leadership role in the evaluation and development of new innovative solutions for our customers.  Mr. Boatman will report to Owen Farren, TRC’s Chairman, President and Chief Executive Officer.

Owen Farren said, “TRC is excited to have Patco join TRC.  Roger Boatman and the Patco team bring a culture of product innovation and quality that is synergistic with TRC’s strategy of developing customer-focused power storage and power management solutions.”

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

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